Exhibit 99.1

NEWS RELEASE

Visteon Names Brett Pynnonen Vice President and General Counsel

VAN BUREN TOWNSHIP, Michigan, March 9, 2016 — Visteon Corporation (NYSE: VC) has named Brett Pynnonen vice president and general counsel, with responsibility for the company’s global legal and compliance activities, effective March 14. He replaces Peter Ziparo, Visteon’s general counsel since April 2014, who is leaving the company after more than 13 years of service.

Pynnonen joins Visteon from Federal-Mogul Holdings Corporation, a global automotive supplier, based in Southfield, Michigan, where he was senior vice president, general counsel and corporate secretary. Prior to joining Federal-Mogul in 2007, Pynnonen was general counsel and secretary of Covansys Corporation. Before that, he was an attorney at the law firm of Butzel Long, based in Detroit, Michigan.

“Brett’s extensive legal experience in the automotive industry, international experience and deep expertise in compliance and corporate transactions, along with his outstanding reputation, make him an excellent addition to our leadership team as we drive toward future growth,” said Visteon President and CEO Sachin Lawande. “I thank Peter for his many contributions to Visteon, particularly during our transformation to a technology-driven company focused on vehicle cockpit electronics.”

Pynnonen earned a bachelor’s degree in business administration from Western Michigan University, and a juris doctor from The Ohio State University.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, and telematics solutions; its brands include Lightscape®, OpenAir® and SmartCore™. Headquartered in Van Buren Township, Michigan, Visteon has nearly 11,000 employees at 50 facilities in 19 countries. Visteon had sales of $3.25 billion in 2015. Learn more at www.visteon.com.

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Contact:

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Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

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Bob Krakowiak

734-710-5793

bkrakowi@visteon.com